Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated April 30, 2014, with respect to the consolidated financial statements of Security Benefit Life Insurance Company and subsidiaries and to the use of our report dated April 30, 2014, with respect to the financial statements of the T. Rowe Price Variable Annuity Account, included in Post-Effective Amendment No. 24 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 033-83238) and the related Statement of Additional Information accompanying the Prospectuses for the T. Rowe Price No-Load Variable Annuity and T. Rowe Price No-Load Immediate Variable Annuity.

/s/ Ernst & Young LLP

Kansas City, Missouri
April 30, 2014